ALLONGE

THIS ALLONGE is made and entered into as of March 22, 2018 and is affixed to and amends the terms of that certain Secured Convertible Preferred Note dated February 13, 2017, executed by Gold Torrent, Inc., a Nevada corporation (“GTOR US”), in favor of CRH Mezzanine Pte. Ltd., or its designee (“Holder”), in the original principal amount of US$2,000,000 (as may be amended, restated or modified from time to time, the “Note”).

WHEREAS, GTOR US entered into a certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 19, 2017, by and among GTOR US, Gold Torrent (Canada) Inc., a British Columbia corporation (“GTOR Canada”) and GTOR US Merger Co., a Nevada corporation, pursuant to which all outstanding shares of common stock of GTOR US were converted into common shares in GTOR Canada on a one-for-one basis and GTOR US became a wholly-owned subsidiary of GTOR Canada (the “Redomicile Transaction”); and

WHEREAS, in connection with the Redomicile Transaction, Holder, GTOR US and GTOR Canada intend to execute this Allonge to make GTOR Canada an obligor under the Note and to be fully liable for all obligations thereunder.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. GTOR Canada to Be Primary Obligor Under Note; Conversion. As a result of the Redomicile Transaction, (a) GTOR Canada agrees to be, and by its execution of this Allonge is deemed to be, a primary obligor under the Note, jointly and severally liable with GTOR US for the full amount of the Indebtedness owed to Holder under the Note; (b) GTOR Canada may exercise every right and power of GTOR US and shall assume all of the obligations of GTOR US under the Note with the same effect as if GTOR Canada had originally been a party to the Note; (c) except for applicable references of GTOR US in connection with the “Security Agreement” (as defined in the Note), the provisions of the Note referring to GTOR US (as “Company” or otherwise) shall refer instead to GTOR Canada; and (d) the provisions in the Note relating to conversion of the Note or any Indebtedness thereunder for stock, shares or other equity interests of GTOR US shall refer instead to GTOR Canada and its stock, shares or other equity interests. For the avoidance of doubt, GTOR US is not released of any Obligations under the Note but is jointly and severally liable with GTOR Canada for such Obligations.

2. Other Terms Unchanged. Except as set forth herein, all other terms and provisions of the Note remain unchanged.

3. Counterparts. This Allonge may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Allonge to be duly executed as of the day and year first set forth above.

GOLD TORRENT (CANADA) INC.

By:	/s/ Daniel Kunz
Daniel Kunz, Chief Executive Officer

Consented to By:

GOLD TORRENT, INC.

By:	/s/ Daniel Kunz
Daniel Kunz, Chief Executive Officer

Acknowledged and accepted:

CRH MEZZANINE PTE. LTD.

By:	/s/ Andrew Wehrley
Andrew Wehrley, Director

[Signature page to Allonge]